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Exhibit 10.12

KEY EMPLOYEE AGREEMENT

        This KEY EMPLOYEE AGREEMENT (the "Agreement") is made and entered into as of the 7th day of February 2008, by and between ValueClick, Inc. a Delaware corporation (the "Company" or "ValueClick") and James R. Zarley ("Executive").

        WHEREAS, the Company is a global Internet advertising network enabling advertisers to take advantage of the Internet to sell their products and increase brand awareness;

        WHEREAS, Executive possesses unique technical and operational skills which are valuable to the business and financial prospects of the Company;

        WHEREAS, in light of the foregoing, the Company desires to employ Executive as Executive Chairman and Executive desires to accept such employment;

        NOW THEREFORE, in consideration of the mutual promises contained herein, Company and Executive agree as follows:

I.    Description of Employment Position and Responsibilities.    You will serve in the position of Executive Chairman. By executing this offer letter, you agree to assume and discharge such duties and responsibilities as are commensurate with this position and such other duties and responsibilities that are assigned to you from time to time by the Company's Chief Executive Officer. During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company in effect from time to time during your employment. To the fullest extent permitted by Delaware law, Company shall indemnify and defend Executive from all costs, expenses and losses whether direct or indirect, including consequential damages and attorney's fees, incurred or sustained by Executive in consequence of the lawful discharge of his duties on Company's behalf.

II.    Employment Considerations.

        2.1    At-Will Employment.    You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without Cause (as defined below) and without notice.

III.  Compensation.

        3.1    Base Salary.    In consideration of your services, to be effective on January 1, 2008, you will be paid an annual base salary of $450,000 (Four Hundred Fifty Thousand Dollars and no Cents), payable no less frequently than on a monthly basis in accordance with the Company's standard payroll practices ("Standard Payment Schedule"). Your base salary, in conjunction with your performance evaluation, is normally reviewed annually by the Company's Compensation Committee of the Board of Directors.

        3.2    Incentive Compensation.    In addition to Executive's base salary, Executive will be entitled to participate in an incentive compensation plan for fiscal 2008 and subsequent years based upon terms approved/to be approved by the Compensation Committee of the Company's Board of Directors.

IV.    Additional Benefits.

        4.1    Health Insurance/Vacation/Benefit Plans.    You will be entitled to receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility therefor. The terms and conditions of your vacation benefits shall be in accordance with the Company's vacation policy in effect at that time. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan.

        4.2    Reimbursement of Expenses.    The Company shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company, upon prior authorization and approval in accordance with the Company's expense reimbursement policy as from time to time in effect.

        4.3    Stock Options.    Pursuant to Board approval, and under the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, including the stock vesting provisions contained therein, you may, from time to time in the Company's discretion, be granted an option to purchase shares of common stock of the Company as set forth in a Stock Option Agreement. Any and all options or other stock-based compensation awards you have been granted by the Company in the past or may be granted by the Company in the future are collectively referred to herein as the "Options").

V.     Termination; Change of Control Benefits.

        5.1    Voluntary Termination; Cause.    At any time, if your employment is terminated by the Company with Cause, or if you resign your employment voluntarily, no compensation or other payments will be paid or provided to you for periods following the date when such a termination of employment is effective, provided that any rights you may have under the benefit plans of the Company shall be determined under the provisions of those plans. If your employment terminates as a result of your death or disability, no compensation or payments will be made to you other than those to which you may otherwise be entitled under the benefit plans of the Company.

        5.2    Change of Control Compensation.    In the event there should occur a Change of Control (as defined below), and (i) your employment by the Company is terminated by the Company for any reason other than for Cause or on account of your permanent disability or death or (ii) there occurs a Constructive Termination, the Company will pay to you as severance, in one lump sum amount an amount equal to twelve (12) months of your then-current annual base salary in effect immediately prior to the time of such termination. Subject to Section 5.6, such amount will be paid by the Company as soon as administratively possible following such termination, but in all events not later than fifteen (15) days following the effective date of such termination. Such amounts paid will be reduced by all applicable withholding taxes and other deductions required by law and any additional amounts authorized by you to be withheld.

        5.3    Other Change of Control Benefits.    In addition to any amounts payable under Section 5.2 above, upon the occurrence of a Change of Control and (i) your employment by the Company is terminated by the Company for any reason other than for Cause or on account of your permanent disability or death or (ii) there occurs a Constructive Termination, the vesting of one hundred percent (100%) of the Options shall be immediately exercisable.

        5.5    Change in Control Definitions.    For purposes of this Agreement:

          (a)   A "Change in Control" will be deemed to occur upon consummation of any one of the following:

            (i)    a sale, lease or other disposition of all or any material portion of the assets of the Company;

            (ii)   a merger, consolidation or other reorganization in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger, consolidation or other reorganization fail to possess direct or indirect ownership of more than fifty percent (50%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a controlled affiliate of another Person, then the required beneficial ownership will be determined with respect to the securities of that Person which controls the surviving corporation and is not itself a controlled affiliate of any other Person) immediately following such transaction;

            (iii)  a merger, consolidation or other reorganization in which the Company is the surviving corporation and the stockholders of the Company immediately prior to such merger, consolidation or other reorganization fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the securities of the Company (or if the Company is a controlled affiliate of another Person, then the required beneficial ownership will be determined with respect to the securities of that Person which controls the Company and is not itself a controlled affiliate of any other Person) immediately following such transaction;

        For purposes of Sections 5.5(a)(ii) and 5.5(a)(iii) above, any Person who acquired securities of the Company prior to the occurrence of the specified transaction in contemplation of such transaction and who immediately after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation, as appropriate (or if the Company or the surviving corporation is a controlled affiliate, then of the appropriate Person as determined above), will not be included in the group of stockholders of the Company immediately prior to such transaction.

          (b)   A "Constructive Termination" means your resignation within sixty (60) days following the occurrence of any of the following occurring after a Change in Control after having given the Company at least 30 days notice of the same and a reasonable opportunity to cure during such 30-day notice period:

            (i)    a material reduction, without your written consent, in your then current annual base salary;

            (ii)   a relocation of your principal place of employment outside the contiguous 48 states of the United States of America.

          (c)   "Cause" means (i) a final conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; (ii) refusal to comply with reasonable directives of the Company's Board of Directors; (iii) negligence or reckless or willful misconduct in the performance of Executive's duties; (iv) failure to perform, or continuing neglect in the performance of Executive's duties; (v) misconduct which has materially adverse effect upon the Company's business or reputation; (vi) violation of the Company policies, including, without limitation, the Company's policies on equal employment opportunity and prohibition of unlawful harassment..

          (d)   "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any governmental entity.

        5.6    Effect of Section 409A of the Code.    Notwithstanding anything to the contrary in this Agreement, if the Company determines (a) that on the date your employment with the Company terminates or at such other time that the Company determines to be relevant, you are a "specified employee" (as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")) of the Company and (b) that any payments to be provided to you pursuant to Section 5.2 of this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code ("Section 409A Taxes") if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after date of your "separation from service" (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes. The provisions of this Section 5.6 shall only apply to the minimum extent required to avoid your incurrence of any Section 409A Taxes.

        5.7    Excise Taxes.

        (a)   In the event that it will be determined that the aggregate payments or distributions by the Company to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5.7 (the "Payments"), constitute "excess parachute payments" (as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision, and the regulations promulgated thereunder (collectively, "Section 280G")) that are subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, "Section 4999") or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax")), then you will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any Federal, state or local income and employment taxes and Excise Tax (and any interest and penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

        (b)   Subject to the provisions of Section 5.7(c) hereof, all determinations required to be made under this Section 5.7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, will be made by the Company's independent public accounting firm (the "Accounting Firm") which will provide detailed supporting calculations both to the Company and you. Any Gross-Up Payment, as determined pursuant to this Section 5.7, will be paid by the Company to you within five (5) days of the receipt of the Accounting Firm's determination (it being understood, however, that the Gross-Up Payment may, if permitted by law, be paid directly to the applicable taxing authorities). Any determination by the Accounting Firm will be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made by the Company ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In either such event, the Accounting Firm will determine the amount of the Underpayment or Overpayment that has occurred. In the event that the Company exhausts its remedies pursuant to Section 5.7(c) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by the Company to you or for your benefit. In the case of an Overpayment, you will, at the direction of the Company, take such steps as are reasonably necessary (including, if reasonable, the filing of returns and claims for refund), and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that (i) you will not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that you have retained or have recovered as a refund from the applicable taxing authorities and (ii) this provision will be interpreted in a manner consistent with the intent of Section 5.7(a) hereof to make the Executive whole, on an after-tax basis, from the application of Section 4999.

        (c)   You will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a payment by the Company, or a change in the amount of the payment by the Company of, the Gross-Up Payment. Such notification will be given as soon as practicable after you are informed in writing of such claim and will apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided that the failure to give any notice pursuant to this Section 5.7 (c) will not impair your rights under this Section 5.7 except to the extent the Company is materially prejudiced thereby. You will not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you will:

          (i)    give the Company any information reasonably requested by the Company relating to such claim,

          (ii)   take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii)  cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv)  permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and will indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income, employment or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this Section 5.7(c) hereof, the Company will control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided further, that if the Company directs you to pay such claim and sue for a refund, the Company will advance the amount of such payment to you on an interest-free basis and will indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income, employment or other tax (including interest or penalties with respect to any such taxes) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        (d)   If, after your receipt of an amount advanced by the Company pursuant to Section 5.7(c) hereof, you become entitled to receive, and receive, any refund with respect to such claim, you will (subject to the Company's complying with the requirements of Section 5.7(c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after your receipt of an amount advanced by the Company pursuant to Section 5.7(c), a determination is made that you will not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

VI.    Assumption.    Prior to or upon consummation of the Change in Control, the Company shall obtain the assumption of this offer letter by the surviving corporation of any merger, consolidation or other reorganization (if such surviving corporation is not the Company) and the ultimate parent of the Person engaging in the transaction or transactions constituting a Change in Control.

VII.    Intellectual Property Rights/Confidential Information.    You agree that the Company is the owner of valuable trade secrets, client, vendor, customer and contractor lists and other confidential and proprietary information. As such, you agree that your employment is contingent upon your execution of, and delivery to, the Company of a Confidential Information and Invention Assignment Agreement in the standard form utilized by the Company.

VIII.    Non-Competition/Conflicting Employment.    You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company and/or its customers are now involved or become involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

IX.   Arbitration.

        9.1    Arbitration Generally.    You and the Company expressly agree that, to the extent permitted by law and to the extent that the enforceability of this Agreement is not thereby impaired, any and all disputes, controversies or claims between you and the Company, including, without limitation, those arising out of or concerning your employment by the Company or its termination or this Agreement, and including, without limitation, claims by you against directors or employees of the Company, whether arising under theories of liability or damages based on contract, tort or statute, shall be determined exclusively by final and binding arbitration before a single arbitrator in accordance with the National Rules For the Resolution of Employment Disputes of the American Arbitration Association, or successor rules then in effect, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. Claims subject to exclusive final and binding arbitration under this Agreement include, without limitation, claims that otherwise could be tried in court to a jury in the absence of this Agreement. Such claims include, without limitation, statutory claims for employment discrimination based on race, color, national origin, sex, religion, disability, age, harassment of any type, and other statutory or constitutional claims for employment discrimination; claims for wrongful termination including employment termination in violation of public policy; and claims for personal injury including, without limitation, defamation, fraud, and infliction of emotional distress. As a material part of this agreement to arbitrate claims, you expressly waive all rights to a jury trial in court on all statutory or other claims including, without limitation, those identified in this Section X.

        9.2    Location of Arbitration; Applicable Law.    The arbitration shall be held in the Los Angeles, California, and this Agreement shall be construed according to the substantive law of the State of California as provided in Section IX.

        9.3    AAA Arbitration.    The arbitration shall be administered by the American Arbitration Association, and the arbitrator shall be selected from a list of arbitrators provided by the American Arbitration Association following a request by the party seeking arbitration for a list of five retired or former jurists with substantial professional experience in employment matters. The arbitration shall be conducted under the procedures applicable to arbitrations in the state of California. The arbitrator's authority and jurisdiction shall be limited to determining the dispute in arbitration in conformity with law, to the same extent as if such dispute were determined as to liability and any remedy by a court without a jury. The arbitrator shall render an award which shall include a written statement of opinion setting forth the arbitrator's findings of fact and conclusions of law.

        9.4    Costs of Arbitration.    The Company or its successor shall pay the costs of arbitration including, without limitation, attorneys' fees and costs, and fees and costs of any experts except that, if any party prevails on a statutory claim that entitles the prevailing party to a reasonable attorneys' fee (with or without expert fees) as part of the costs, the arbitrator may award reasonable attorneys' fees (with or without expert fees) to the prevailing party in accord with such statute.

        9.5    Authority of Arbitrator.    Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this Section X with respect to such arbitration shall be determined by the arbitrator.

        9.6    Ongoing Rights and Obligations.    You acknowledge that the Company and you have ongoing rights and obligations relating to intellectual property, confidential information and non-competition with the Company, together with fiduciary rights and obligations, which will survive the termination of your employment. The Company and you agree that nothing in this Agreement shall waive or otherwise preclude any otherwise available right to temporary restraining orders or other injunctive relief for any breach or threatened breach of any of these obligations. You understand that injunctive relief may include, but shall not be limited to, restraining continuing breaches of such obligations. Any such injunctive proceedings shall be without prejudice to any rights the Company or you may have under this Agreement to obtain relief in arbitration with respect to such matters.

X.    General Provisions.

        10.1    Governing Law.    This offer letter will be governed by the laws of the State of California, applicable to agreements made and to be performed entirely within such state.

        10.2    Entire Agreement.    This offer letter sets forth the entire agreement and understanding between the Company and you relating your employment and supersedes all prior verbal discussion and written agreements between us. Any subsequent change or changes in your duties, salary or other compensation will not affect the validity or scope of this agreement. Any change to the at-will term of this agreement must be executed in writing and signed by you and the President of the Company.

        10.3    Successors/Assigns.    This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its respective successors and assigns.

        Please acknowledge and confirm your acceptance of this letter by signing and returning the enclosed copy of this offer letter. If you have any questions about this offer letter, please call me directly.

VALUECLICK, INC.
By:	/s/ TOM A. VADNAIS Tom A. Vadnais Chief Executive Officer

ACCEPTANCE:

        I accept the terms of my employment with ValueClick, Inc. as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party, with or without cause and with or without notice.

Mr. James R. Zarley
/s/ JAMES R. ZARLEY

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  Exhibit 10.12
KEY EMPLOYEE AGREEMENT